Exhibit 8.1

2900 K Street NW North Tower - Suite 200 Washington, DC 20007-5118 202.625.3500 tel 202.298.7570 fax

April 15, 2015

To the Addressees Listed

    on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2015-2

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2015-1 (the “Issuer”), as to certain matters in connection with the issuance of the $200,000,000 Class A-1 0.40000% Asset Backed Notes (the “Class A-1 Notes”), $181,000,000 Class A-2-A 0.83% Asset Backed Notes (the “Class A-2-A Notes”), $215,720,000 Class A-2-B Floating Rate Asset Backed Notes (the “Class A-2-B Notes” and together with the Class A-2-A Notes, the “Class A-2 Notes”), $257,880,000 Class A-3 1.27% Asset Backed Notes (the “Class A-3 Notes”), $92,070,000 Class B 1.82% Asset Backed Notes (the “Class B Notes”), $114,280,000 Class C 2.40% Asset Backed Notes (the “Class C Notes”), $112,380,000 Class D 3.00% Asset Backed Notes (the “Class D Notes”) and $26,670,000 Class E 3.60% Asset Backed Notes (the “Class E Notes” and collectively with the Publicly Offered Notes, the “Notes”), which will be issued pursuant to an Indenture, dated as of April 8, 2015 (the “Indenture”), between the Issuer and Citibank, N.A., as Trustee (in such capacity, the “Trustee”) and Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) and the certificate (the “Certificate”) which will be issued pursuant to a Trust Agreement, dated as of March 18, 2015, as amended and restated as of April 8, 2015 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes, the Class C Notes and the Class D Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means, collectively, the Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement. The term “Base Prospectus” means the prospectus dated June 24, 2014, included in the Registration Statement.

NEW YORK     CHARLOTTE     CHICAGO     IRVING     LONDON     LOS ANGELES     WASHINGTON, DC     WWW.KATTENLAW.COM

LONDON AFFILIATE: KATTEN MUCHIN ROSENMAN CORNISH LLP

A limited liability partnership including professional corporations

To the Addressees Listed

    on Schedule One Attached Hereto

April 15, 2015

The term “Registration Statement” means (i) the Registration Statement on Form S-3 (No. 333-194765), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus Supplement” means the preliminary prospectus supplement dated April 1, 2015 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Prospectus Supplement” means the prospectus supplement dated April 1, 2015 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement, dated as of April 8, 2015 (the “Sale and Servicing Agreement”), among the Issuer, AmeriCredit, AFS SenSub and the Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) The Publicly Offered Notes will constitute indebtedness, and although such conclusion is not free from doubt, the Class E Notes should constitute indebtedness, and not an ownership interest in the automobile loan contracts, nor an equity interest in the trust or in a separate association taxable as a corporation or other taxable entity.

To the Addressees Listed

    on Schedule One Attached Hereto

April 15, 2015

(2) Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

(3) The statements in the Prospectus under the heading “Material Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes, and it may not be relied on by any other party without our expressed consent in writing; provided, however, copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof. We place no limitations in this tax opinion, however, on the disclosure to the IRS of the tax structure or tax treatment of the transactions contemplated in the Governing Documents.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.	RBC Capital Markets, LLC
AmeriCredit Automobile Receivables	200 Vesey Street
Trust 2015-2	New York, New York 10281
801 Cherry Street, Suite 3500
Fort Worth, Texas 76102	RBS Securities Inc.
600 Washington Boulevard
AFS SenSub Corp.	Stamford, Connecticut 06901
2265 B Renaissance Drive, Suite 17
Las Vegas, Nevada 89119	Citibank, N.A.,
as Trustee and Trust Collateral Agent
Deutsche Bank Securities Inc.	388 Greenwich Street, 14th Floor
as a Representative	New York, New York 10013
60 Wall Street, 3rd Floor
New York, New York 10005	Wilmington Trust Company,
as Owner Trustee
BNP Paribas Securities Corp.	Rodney Square North
as a Representative	1100 North Market Street
787 Seventh Avenue	Wilmington, Delaware 19890
New York, New York 10019
Moody’s Investors Service, Inc.
Citigroup Global Markets Inc.	7 World Trade Center
as a Representative	at 250 Greenwich Street
390 Greenwich Street, 1st Floor	New York, NY 10007
New York, New York 10005
Standard & Poor’s Rating Services,
Credit Suisse Securities (USA) LLC	a Standard & Poor’s Financial Services
as a Representative	LLC business
Eleven Madison Avenue, 4th Floor	55 Water Street, 41st Floor
New York, New York 10010	New York, New York 10041

Barclays Capital Inc.	Deloitte & Touche USA LLP
745 Seventh Avenue, 5th Floor	Two World Financial Center, 15th Floor
New York, New York 10019	225 Liberty Street
New York, New York 10281-1414
Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036